FORM OF
FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of April 2, 2026, is made between GPS Funds II (an “Acquiring Trust”) on behalf of itself and its separate series set out on Schedule A, as such schedule may be amended from time to time , severally and not jointly (each, an “Acquiring Fund”), and each Acquired Funds listed and set out on Schedule B, as such schedule may be amended from time to time, severally and not jointly (each, an “Acquired Fund,” and together with the Acquiring Funds, the “Funds”).
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies (“Section 12(d)(1)(A) Limits”); Section 12(d)(1)(B) of the 1940 Act limits the extent to which an open-end registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies; and Section 12(d)(1)(C) of the 1940 Act limits the extent to which an investment company may invest in the shares of a registered closed-end investment company (“Closed-End Fund”);
WHEREAS, Rule 12d1-4 under the 1940 Act, as interpreted or modified by the SEC or its staff from time to time (the “Rule”), permits registered investment companies, such as the Acquiring Fund[s], to invest in shares of other registered investment companies, such as the Acquired Fund[s], in excess of the limits of Sections 12(d)(1)(A) and (C) of the 1940 Act, subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule;
NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s], as set out in Schedule A, may invest in the Acquired Fund[s], as set out in Schedule B, in reliance on the Rule:
1.Terms of Investment
(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agrees and covenants as follows:
(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund, in accordance with the 1940 Act, and rules and regulations thereunder, including Rule 6c-11 and any applicable exemptive relief granted by or interpretations of the SEC or its Staff (and subject to any restrictions in the Authorized Participant Agreement as applicable), may honor any redemption request from the Authorized Participant acting as intermediary to execute the Acquiring Fund’s transaction partially or wholly in kind in the discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind).
(ii)Timing/advance notice of redemptions.
Only upon the request of an Acquired Fund that is an exchange-traded fund (solely for purposes of this paragraph, “Acquired ETF”), the Acquiring Fund will use reasonable efforts to spread large orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming a number of shares from the Acquired ETF that exceeds a specified portion of the Acquired ETF’s total outstanding shares or other threshold reflected in Schedule B (“Redemption Threshold”), over multiple days or to provide reasonable advance notification of such orders to the Acquired ETF whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired ETF acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which an order is submitted, if any. The Acquiring Fund and Acquired ETF each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets that are not reasonably expected to result in the redemption of one or more creation units of the Acquired ETF.
(iii)Scale of investment. Upon reasonable request by an Acquired Fund, the corresponding Acquiring Fund will provide summary information regarding the anticipated timeline and scale of its contemplated investment in the Acquired Fund.
2.Representations and Covenants of the Acquired Fund[s]
(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits pursuant to this Agreement, the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquired Funds, as interpreted or modified by the SEC or its Staff from time to time; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.
(b)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund agrees and covenants that it shall provide each corresponding Acquiring Fund with information on the fees and expenses of the Acquired Fund, as reasonably requested by the corresponding Acquiring Fund with reference to the Rule. Such fee and expense information, absent unusual circumstances, shall be limited to that which is made publicly available by the Acquired Fund.
Prior to an Acquired Fund’s initial acceptance of any subscription or investment from an Acquiring Fund in excess of the Section 12(d)(1)(A) Limits pursuant to the terms of this Agreement, the Acquired Fund’s investment adviser shall have made all findings required on behalf of the Acquired Fund in accordance with the Rule and the Acquired Fund shall promptly provide written confirmation to the Acquiring Fund that the Acquired Fund’s investment adviser has made such findings.

3.Representations and Covenants of the Acquiring Fund[s]
(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits in reliance on this Agreement, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds, as interpreted or modified by the SEC or its Staff from time to time; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.
(b)An Acquiring Fund shall notify an Acquired Fund as soon as practicable:
(i)Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;
(ii)Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities; and
(iii)If, at any time, an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i) or (ii) above.
(c)Prior to an Acquiring Fund’s initial investment in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits pursuant to the terms of this Agreement, the Acquiring Fund’s investment adviser shall have made all findings and evaluations required on behalf of the Acquiring Fund in accordance with the Rule and the Acquiring Fund shall promptly provide written confirmation to the Acquired Fund that the Acquiring Fund’s investment adviser has made such findings.
4.Indemnification
Each Acquiring Fund agrees to hold harmless and indemnify each corresponding Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or claims or actions (“Claims”) asserted against, the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(a)Each Acquired Fund agrees to hold harmless and indemnify each corresponding Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or Claims asserted against, the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.
(b)Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund[s] or Acquired Fund[s] that [is/are] involved in the matter in controversy and not to other Funds or series.
5.Notices
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party specified below:
If to an Acquiring Fund:    If to an Acquired Fund:
Fund Compliance Team c/o AssetMark, Inc
1655 Grant Street, 10th Floor Concord, CA 94520
Email:fundcompliance@assetmark.com

Debra Rubano
c/o PGIM Investments LLC 655 Broad Street, 6th Floor Newark, NJ 07102
Email: debra.rubano@prudential.com

With a copy to: Fabio Battaglia Stradley Ronon Stevens & Young2005 Market Street
Philadelphia, PA 19103-7028 Email:fbattaglia@stradley.com

With a copy to: Claudia DiGiacomo Attn: Legal Dept.
655 Broad Street, 6th Floor Newark, NJ 07102
Email: claudia.digiacomo@prudential.com

6.Term and Termination; Assignment; Amendment
(a)This Agreement, unless terminated as provided below, shall be effective for the duration of each Acquired Fund’s and each Acquiring Fund’s reliance on the Rule with respect to the purchase or acquisition by the Acquiring Funds of voting stock of the Acquired Funds. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).
(b)This Agreement shall remain in effect until terminated in writing by either party upon 60-days’ notice to the other party. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) Limits in reliance on the Rule. Any voting restriction imposed by this Agreement shall survive termination of this Agreement until such time as ownership of the outstanding shares of the Acquired Fund by the Acquiring Fund and its “advisory group” (as such term is defined in the Rule), in the aggregate, falls below [3%] of the outstanding shares of such Acquired Fund.
(c)This Agreement may not be assigned by either party without the prior written consent of the other party.
(d)Except as provided in paragraph (e) of this Section 6, this Agreement may be amended only by written instrument that is signed by each affected party.
(e)(i) Schedule A to this Agreement may be amended from time to time to add or remove Acquiring Funds solely by the Acquiring Fund parties by written notice to the Acquired Fund parties (which notice may be provided via email to the address listed in Section 5 above).
(ii) Schedule B to this Agreement may be amended from time to time to add or remove Acquired Funds solely by the Acquired Fund parties by written notice to the Acquiring Fund parties (which notice may be provided via email to the address listed in Section 5 above).
(f)The terms of this Agreement shall apply individually between each Acquiring Fund (as specified in Schedule A) and its corresponding Acquired Fund (as specified in Schedule B) unless the context specifically requires otherwise.
(g)In an action involving any Acquiring Fund[s] under this Agreement, the corresponding Acquired Fund[s] agree[s] to look solely to the Acquiring Fund[s] that [is/are] involved in the matter in controversy and not to any other Acquiring Fund or series of the Acquiring Fund.
(h)In an action involving any Acquired Fund[s] under this Agreement, the corresponding Acquiring Fund[s] agree[s] to look solely to the Acquired Fund[s] that [is/are] involved in the matter in controversy and not to any other Acquired Fund or series of the Acquired Fund.
*        *    *    *    * [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Registrant on behalf of itself and the Acquiring Funds listed on Schedule A, Severally and not jointly
/s/ Scott Benjamin
Name: Scott Benjamin
Title: Vice President

Each Registrant on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly
/s/Patrick Young
Name: Patrick Young
Title: Treasurer

SCHEDULE A
List of Acquiring Funds to Which the Agreement Applies
Acquiring Funds
GPS Funds II

GuidePath® Growth Allocation Fund
GuidePath® Conservative Allocation Fund
GuidePath® Tactical Allocation Fund
GuidePath® Absolute Return Allocation Fund
GuidePath® Multi-Asset Income Allocation Fund
GuidePath® Flexible Income Allocation Fund
GuidePath® Conservative Income Fund
GuidePath® Income Fund
GuidePath® Growth and Income Fund

SCHEDULE B
List of Acquired Funds to Which the Agreement Applies

Acquired Funds    Redemption Thresholds

Acquired Funds	Redemption Thresholds
PGIM Ultra Short Bond ETF
PGIM AAA CLO ETF
PGIM Floating Rate Income ETF
PGIM Short Duration Multi-Sector Bond ETF PGIM Short Duration High Yield ETF
PGIM Active Aggregate Bond ETF PGIM Total Return Bond ETF
PGIM Active High Yield Bond ETF
PGIM Corporate Bond 0-5 Year ETF
PGIM Corporate Bond 5-10 Year ETF
PGIM Corporate Bond 10+ Year ETF

PGIM Jennison Focused Growth ETF
PGIM Jennison Focused Value ETF
PGIM Jennison Focused Mid-Cap ETF

PGIM Jennison International Opportunities ETF
PGIM Jennison Better Future ETF

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